Mesa Labs Reports 28% Increase in Annual Net Income

LAKEWOOD, Colo., May 23, 2012 /PRNewswire/ -- Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported a 16 percent increase in revenue and a 28 percent increase in GAAP net income for the fiscal year ended March 31, 2012.

Highlights:

  Quarterly revenues exceed $10,000,000 for the first time
  Fourth quarter GAAP net income establishes new record at $2,200,000
  Annual non-GAAP earnings per share increased 26% to $2.63(1)
  Annual revenues increase 16% to $37,963,000

For the fourth quarter of fiscal 2012, net sales increased 6 percent to $10,525,000 from $9,965,000 in the same quarter last year. GAAP net income for the quarter increased 1 percent to $2,200,000 compared to $2,176,000. GAAP earnings per share fell slightly to $.62 from $.64 per diluted share one year ago due to an increase in the number of shares outstanding. Fourth quarter net income was negatively impacted by a one-time, non-cash expense of $350,000 for impairment of intangibles associated with a previous acquisition.

For the full fiscal year ended March 31, 2012, net sales increased 16 percent to $37,963,000 from $32,826,000 in the same period last fiscal year. GAAP net income for the full fiscal year increased 28 percent to $7,919,000 or $2.29 per diluted share compared to $6,183,000 or $1.86 per diluted share in the past fiscal year.

On a non-GAAP basis (which excludes acquisition related intangible amortization and impairment, net of tax effects), adjusted net income for the fourth quarter ended March 31, 2012 increased 11% to $2,681,000 or $.76 per diluted share of common stock compared to $2,417,000 or $.71 per diluted share of common stock last year. For the 12 months of fiscal 2012, adjusted net income increased 31% to $9,100,000 or $2.63 per diluted share of common stock compared to $6,940,000 or $2.08 per diluted share of common stock during the same period last year. See the note below for an explanation of the calculation of adjusted net income and adjusted net income per share.

"A record fourth quarter capped off a great year for the company and I want to thank the entire Mesa team for their hard work and dedication," said John J. Sullivan, President and Chief Executive Officer. "This year I am happy to report a 28 percent increase in GAAP net income that was driven by, not only the increased revenue, but also an improvement in gross margins, from 60 percent to 62 percent. In addition, by controlling our expenses, we were able to increase our operating margins from 30 percent to 33 percent this fiscal year, which is more in line with Mesa's long-term averages. Our three largest product lines, Medical, Biological Indicators, and DataTrace, each grew organically by more than 10 percent this fiscal year. A non-cash expense of $350,000 for impairment of acquisition associated intangibles suppressed our GAAP net income in the fourth quarter. Without this expense, our GAAP net income would have grown by 12% in the quarter, adjusted for potential taxes. Overall, it was a very good fourth quarter and full year for Mesa, with excellent growth in both revenues and profits."

"Provided the worldwide economy cooperates and our markets remain relatively strong, we are looking forward to another good year for Mesa in fiscal 2013," continued John Sullivan. "We should see healthy revenue increases, due primarily to the acquisition of the flow calibrator product line of Bios International Corporation that we completed last week. This acquisition is a good strategic fit for Mesa, adding an entire line of products focused on quality control applications in regulated markets. With a strong market position and excellent profit margins, the Bios products mesh very well with our other instrumentation products. With the addition of the Bios line and incremental efficiency improvements in our other businesses, we should see continued growth in net income and EPS for the current fiscal year."

During the fourth quarter and 12 month period of fiscal 2012, sales of the Company's instrumentation products and services increased five percent and 10 percent, respectively, compared to the prior year period. The revenue increase was due to organic growth of the three major products that make up the instruments segment.

During the fourth quarter and 12 month period of fiscal 2012, sales of the Company's Biological Indicator products increased six percent and 21 percent, respectively, compared to the same period last fiscal year. The increase in Biological Indicator sales during the quarter was due to organic growth. The increase in the 12 month period was due to revenue added as a result of the acquisition the Apex products in December, 2010 and organic growth.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2011 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

Financial Summary

Statements of Earnings
(Amounts in thousands except EPS)	Year ended March 31,		Three months ended March 31, (Unaudited)
	2012	2011	2012	2011
Revenues	$ 37,963	$ 32,826	$ 10,525	$ 9,965
Cost of revenues	14,452	13,258	4,061	3,770
Gross profit	23,511	19,568	6,464	6,195
Operating expense	11,034	9,704	3,128	2,869
Operating income	12,477	9,864	3,336	3,326
Other expense (income)	146	113	15	34
Earnings before taxes	12,331	9,751	3,321	3,292
Income taxes	4,412	3,568	1,121	1,116
Net income	$ 7,919	$ 6,183	$ 2,200	$ 2,176

EPS (basic)	$ 2.41	$ 1.91	$ 0.67	$ 0.67
EPS (diluted)	2.29	1.86	0.62	0.64

Average shares (basic)	3,285	3,231	3,300	3,248
Average shares (diluted)	3,462	3,330	3,533	3,385

Balance Sheets
(Amounts in thousands)	March 31, 2012	March 31, 2011
Cash and cash equivalents	$ 7,191	$ 3,546
Other current assets	11,970	13,772
Total current assets	19,161	17,318
Property and equipment	7,266	7,308
Other assets	24,269	25,934
Total assets	$ 50,696	$ 50,560

Liabilities	$ 6,781	$ 14,143
Stockholders' equity	43,915	36,417
Total liabilities and stockholders' equity	$ 50,696	$ 50,560

Reconciliation of Non-GAAP Measures
(Amounts in thousands except EPS)	Year ended March 31,		Three months ended March 31,
	2012	2011	2012	2011
Net income	$ 7,919	$ 6,183	$ 2,200	$ 2,176
Intangible amortization, net of taxes	956	757	249	241
Impairment of intangible assets, net of taxes	225	-	232	-
Adjusted net income	$ 9,100	$ 6,940	$ 2,681	$ 2,417

Adjusted EPS (diluted)	$ 2.63	$ 2.08	$ 0.76	$ 0.71

Average shares (diluted)	3,462	3,330	3,533	3,385

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization and impairment, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the elimination. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on the company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT: John J. Sullivan, Ph.D., President and CEO, or Steven W. Peterson, CFO, both of Mesa Laboratories, Inc., +1-303-987-8000